As filed with the Securities and Exchange Commission on February 6, 2014

Registration No. 333-175276

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Responsys, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1100 Grundy Lane, 3rd Floor	77-0476820
(State or Other Jurisdiction of Incorporation or Organization)	San Bruno, California 94066 (Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Responsys, Inc.

1999 Stock Plan, as amended

2011 Equity Incentive Plan

(Full Title of the Plan)

Dorian Daley

President

Responsys, Inc.

1100 Grundy Lane, 3rd Floor

San Bruno, CA 94066

(650) 745-1700

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Keith Flaum

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood City, CA 94065

(650) 802-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On June 30, 2011, Responsys, Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-175276 (the “Registration Statement”), for the issuance of 19,995,708 shares of the common stock, par value $0.0001 per share (the “Common Stock”), of the Registrant under the Registrant’s 1999 Stock Plan, as amended, and 2011 Equity Incentive Plan.

On February 6, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 20, 2013, by and among the Registrant, Oracle Corporation, OC Acquisition LLC, a wholly-owned subsidiary of Oracle Corporation, and Raptor Oak Acquisition Corporation, a wholly-owned subsidiary of OC Acquisition LLC, Raptor Oak Acquisition Corporation merged with and into the Registrant, and the Registrant became an indirect wholly-owned subsidiary of Oracle Corporation (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on the 6th day of February, 2014.

RESPONSYS, INC.

By:	/s/ Dorian Daley
Name: Dorian Daley
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dorian Daley	President and Director	February 6, 2014
Dorian Daley	(Principal Executive Officer)

/s/ Eric Ball	Treasurer	February 6, 2014
Eric Ball	(Principal Financial and Accounting Officer)